Exhibit 10.23

B/E AEROSPACE, INC,
MANAGEMENT INCENTIVE PLAN (80%) – FY 2009

I.  Purpose

The purpose of this Management Incentive Plan (the “Plan”) is to reward and encourage significant contributions to the success of BE Aerospace, Inc. (the “Corporation”) and its respective businesses.

II.  Eligibility

Eligibility for participation in this Plan is determined by the following senior executives:  the Chairman & CEO, the President & COO, the Sr. Vice President & CFO and the Vice President of Human Resources.  This Plan primarily includes all Segment Vice President and General Managers and Corporate Vice Presidents reporting directly to the President & COO or Sr. Vice President & CFO.  The Vice President of Human Resources will ensure consistent eligibility requirements and administration throughout the Corporation.

III.  Plan Approval

The financial and strategic business objectives (both criteria and targets) (the “Objectives”) will be established for the Corporation and the Segments/Business Units at the beginning of the fiscal year.  These Objectives are reviewed by the Chairman & CEO, the President & COO and the Sr. Vice President & CFO and then submitted for approval to the Compensation Committee of the Board of Directors (the “Committee”).

IV.  Plan Participation Level

The maximum potential incentive compensation for each executive is 80% of the executive’s base salary (“Maximum Award”), which is determined based on the level of achievement of the applicable Objectives and strategic initiatives.  Individual awards are targeted at 85% of the maximum award (or 68% of base salary) (“Target Award”).  Individuals who achieve each of the target levels of the applicable Objectives and strategic initiatives are eligible to receive the Target Award.  Actual individual awards can be increased by the Committee in its sole discretion up to the Maximum Award or decreased down to zero based on an individual’s performance and his/her contribution related to the business unit to which the individual was assigned during the performance period (e.g., site/segment/Corporation).

The Target Award of 85% (e.g., 68% of base salary) contemplates:
•	100% achievement of the targets for the Financial Objectives and Strategic initiatives.

The Maximum Award of 100% (e.g., 80% of base salary) contemplates:
•	110% achievement of the targets for the Financial Objectives and Strategic initiatives.

In extraordinary cases, an award of up to an additional 20% of base salary can be achieved if the following criteria are met:

•	The site, segment and Corporation exceed all financial and strategic goals by 110% or greater, and
•
Individual performance is at a superior level as determined by the executive’s immediate supervisor, upon recommendation by the Chairman & CEO, the President & COO and the Sr. Vice President & CFO and as approved by the Committee, subject to the Corporation’s ability to pay.

Exhibit 10.23

For more detailed information about how the bonus payouts are calculated, please refer to Sections VI and VII, and the examples shown on page 4.

V.  Allocation of Awards

The Plan features two components, the Financial Objectives, or financial metrics, and Strategic Initiatives, which are collectively used to determine the incentive payout amount:

•	Financial Objectives – Eighty percent (80%) of the potential incentive payment amount is based on the attainment of specified levels of four financial metrics weighted as set forth below:

1.	EBIT (earnings before interest and taxes) – weighed at 30%

2.
Operating Cash Flow (EBITDA) – weighed at 30%, defined as earnings before interest, taxes, depreciation and amortization, plus or minus the change in working capital and related operating non-current assets and liabilities (exclusive of cash) less capital expenditures.

3.	Operating Expense Reductions – weighed at 20%

4.	Operating Margin – weighed at 20%

•
Strategic Initiatives – Twenty percent (20%) of the potential incentive payment amount is based on the level of attainment of the business unit meeting its strategic objectives as well as the individual achieving his/her specified strategic initiatives.

The percent of the incentive payment amount attributed to each Financial Objective and the strategic initiatives is determined independent of the other Financial Objectives and/or strategic initiatives.

Exhibit 10.23

VI.  Financial Metrics Plan Design (80% Weighting)

Incentive payouts with respect to each Financial Objective will only occur if at least eighty percent (80%) of the target levels of the Objective are achieved (the “Minimum Threshold”).  The Target Award is paid out upon 100% achievement of each Objective and the Maximum Award is paid out upon 110% of achievement of each Objective.  The payout percentage of base salary for each level of achievement between 80% and 110% is shown on the chart below for each Objective.

Exhibit 1:

	EBIT (30%)		OPERATING CASH FLOW (30%)		OPERATING EXPENSE REDUCTIONS (20%)		OPERATING MARGIN (20%)
	% of plan realized	% of base	% of plan realized	% of base	% of plan realized	% of base	% of plan realized	% of base	Total % of Base

Minimum Threshold	80%	0.19%	80%	0.19%	80%	0.13%	80%	0.13%	0.64%
	81%	0.36%	81%	0.36%	81%	0.24%	81%	0.24%
	82%	0.54%	82%	0.54%	82%	0.36%	82%	0.36%
	83%	0.71%	83%	0.71%	83%	0.47%	83%	0.47%
	84%	0.88%	84%	0.88%	84%	0.59%	84%	0.59%
	85%	1.06%	85%	1.06%	85%	0.70%	85%	0.70%
	86%	1.23%	86%	1.23%	86%	0.82%	86%	0.82%
	87%	1.40%	87%	1.40%	87%	0.93%	87%	0.93%
	88%	1.57%	88%	1.57%	88%	1.05%	88%	1.05%
	89%	1.75%	89%	1.75%	89%	1.16%	89%	1.16%
	90%	1.92%	90%	1.92%	90%	1.28%	90%	1.28%
	91%	2.88%	91%	2.88%	91%	1.92%	91%	1.92%
	92%	3.84%	92%	3.84%	92%	2.56%	92%	2.56%
	93%	4.80%	93%	4.80%	93%	3.20%	93%	3.20%
	94%	5.76%	94%	5.76%	94%	3.84%	94%	3.84%
	95%	6.72%	95%	6.72%	95%	4.48%	95%	4.48%
	96%	8.64%	96%	8.64%	96%	5.76%	96%	5.76%
	97%	10.56%	97%	10.56%	97%	7.04%	97%	7.04%
	98%	12.48%	98%	12.48%	98%	8.32%	98%	8.32%
	99%	14.40%	99%	14.40%	99%	9.60%	99%	9.60%
Target Award (85%)	100%	16.32%	100%	16.32%	100%	10.88%	100%	10.88%	54.4%
	101%	16.61%	101%	16.61%	101%	11.07%	101%	11.07%
	102%	16.90%	102%	16.90%	102%	11.26%	102%	11.26%
	103%	17.18%	103%	17.18%	103%	11.46%	103%	11.46%
	104%	17.47%	104%	17.47%	104%	11.65%	104%	11.65%
	105%	17.76%	105%	17.76%	105%	11.84%	105%	11.84%
	106%	18.05%	106%	18.05%	106%	12.03%	106%	12.03%
	107%	18.34%	107%	18.34%	107%	12.22%	107%	12.22%
	108%	18.62%	108%	18.62%	108%	12.42%	108%	12.42%
	109%	18.91%	109%	18.91%	109%	12.61%	109%	12.61%
Maximum Award (100%)	110%	19.20%	110%	19.20%	110%	12.80%	110%	12.80%	64.0%

Exhibit 10.23

VII.  Strategic Initiatives Plan Design   (20% Weighting)

A target payout of 13.6% of base salary (85% target X 80% plan X 20% weighting = 13.6%) is available for individuals who fully achieve all of their strategic initiatives as well as the business unit achieving its strategic initiatives.  Lesser payouts for lesser levels of performance are available at the discretion of management.  A maximum payout of up to 16% is available in recognition of superior performance.

Examples:

1.	2009 projected bonus payment calculations - Assumes 2009 Plan targets achieved at 100% and 100% credit on individual strategic initiatives.

NAME	(A) SALARY	(B) Maximum Award	Target Award at 85%	(C) (80% weighted) % earned FINANCIAL METRICS	(D) (20% weighted) % earned STRATEGIC INITIATIVES	(E) % Award Earned	(F) $ award Earned
Doe, John	$200,000	80%	68%	54.4%	13.6%	68%	$136,000

2.
2009 projected bonus payment calculations – Assumes 100% EBIT, 95% Cash Flow, 110% Operating Expense Reductions, 98% Operating Margin; and partial credit on achievement of individual strategic initiatives.

NAME	(A) SALARY	(B) Maximum Award	Target Award at 85%	(C) (80% weighted) % earned FINANCIAL METRICS	(D) (20% weighted) % earned STRATEGIC INITIATIVES	(E) % Award Earned	(F) $ award Earned
Doe, John	$200,000	80%	68%	44.16%	8.0%	52.16%	$104,320

VIII.  Administration of the Plan

•
Business unit/site awards are based on performance independent of segment or corporate performance.  The actual amount or percentage of incentive compensation, if any, will be based upon achievement of the Objectives outlined in Section VI and the strategic initiatives outlined in Section VII.  Furthermore, the actual amount of individual awards is subject to individual performance and its effect on the achievement of these business goals, as bonus payments are not guaranteed.  The Corporation reserves the right to increase or reduce the amount of the incentive compensation paid under this Plan in its sole discretion notwithstanding the level of attainment of the specified Objective or strategic initiatives.

•
The Committee, respective Segment Vice President & General Manager, Sr. Vice President & CFO, the President & COO, and the Chairman & CEO will review attainment of the business plan goals and objectives at the close of the fiscal year.  Awards will be paid in cash as soon as practicable after the Corporation has publicly reported its fiscal year results and in no event later than March 15, 2010.

Exhibit 10.23

•	Exceptions and adjustments to the Plan and the awards may be made at the discretion of the Committee upon the recommendation of the Chairman & CEO, President & COO and Sr. Vice President & CFO.

•	Participants in the Plan who enter after the start of the fiscal year may receive a prorated award.

•	Employee Benefits, Taxes and Deductions - Awards paid under this Plan are subject to applicable taxes, withholding as required by law, 401(k) contributions and other payroll deductions.

•
Transfer or Change of Assignment - A participant transferring into or out of qualifying positions during the fiscal year may receive a prorated award based on a share of time spent in the qualifying assignment.

•
Termination of Employment - Any participant who resigns or is dismissed from employment with the Corporation and its subsidiaries and affiliates for any reason other than by retiring from the Corporation or who is not on the active payroll on the date that the award is paid, will not be eligible for an award. It is expressly understood that a participant who officially retires from the Company after age 60 with ten or more years of service shall be eligible to receive a prorated award for the period such employee worked as an eligible participant in the Plan.

Nothing in this Plan will be construed to give any employee any right to continue in the employment of the Corporation and its subsidiaries and affiliates or to continue on any assignment.  Further, nothing in this Plan will interfere in any way with the right of the Corporation to terminate the employment of any employee affected by this Plan at any time and for any reason.

Participation in the Plan is discretionary.  Nothing in this Plan will interfere in any way with the right of the Corporation to (i) change or modify the terms and conditions of this Plan or (ii) reassign a participant to a different incentive plan for future years.  In addition, nothing in the Plan confers on a participant the right or entitlement to receive compensation or bonus in any specific amount for any future fiscal year.  Moreover, the awards under the Plan do not constitute wages, or regular, recurrent or contractual compensation and will have no effect on the determination of employee-related rights or benefits under law or any plan of the Corporation or its subsidiaries and affiliates.

The benefits provided pursuant to the awards are in no way secured, guaranteed or warranted by the Corporation.